Chembio Agrees to Acquire Malaysia-based RVR Diagnostics and
Establish Operations in Southeast Asia

Acquisition Anticipated to Offer Operational and Commercial Benefits

MEDFORD, NY, November 4, 2016 – Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced the Company has entered into an agreement to acquire RVR Diagnostics Sdn Bhd (RVR), a Malaysian, privately-held manufacturer and distributor of POC diagnostic tests for infectious diseases. Under the terms of the agreement, Chembio will pay up to US$1.5 million in cash and up to US$2 million in Chembio stock, based on the achievement of certain milestones, and Chembio also will forgive US$250,000 currently owed by RVR to Chembio. The transaction, which is subject to completion of certain due diligence and other matters, is expected to close during the first quarter of 2017, at which time RVR will become a wholly-owned subsidiary of Chembio.

In 2014, Chembio and RVR entered into two agreements through which RVR acquired rights to license, manufacture and distribute certain Chembio products, including exclusive distribution rights for Chembio's DPP® HIV 1/2 Assay and DPP® HIV-Syphilis Assay in Southeast Asia.  Since entering into these agreements, RVR has achieved a number of important milestones, including:
•	completed construction of a state-of-the art manufacturing facility, capable of producing Chembio's DPP® Assays, and obtained ISO 13485 certification;
•	provided funding to accelerate the development of Chembio's DPP® Dengue Assay, which is expected to be launched in Southeast Asia during the fourth quarter of 2016;
•	received regulatory approval to market and sell products in a number of Southeast Asia countries, under both RVR and Chembio brands;
•	obtained a key tender award in Malaysia and initiated product sales into Southeast Asia, which RVR expects to result in 2016 revenue in excess of US$1.5 million.

Considering the progress made by RVR, the acquisition of RVR provides Chembio with additional revenue, as well as a strategically located and cost-effective manufacturing facility that will be important in serving a number of global markets, including the rapidly growing Asian markets.

John Sperzel, Chembio's CEO, commented, "Our growth plans include expansion into the Asia Pacific region, and we believe a corporate presence in Malaysia, which is centrally located in Southeast Asia, will be a key success factor. The RVR team has made excellent progress to establish a high-quality, low-cost manufacturing facility, which recently obtained ISO 13485 certification. We believe the combination of RVR's cost-effective manufacturing competence and Chembio's patented DPP® technology will allow Chembio to accelerate product registrations within Southeast Asia, where the population exceeds 600 million, and, also to build a stronger presence in other regions."

Mac Vajuram, RVR's Managing Director, commented, "We established RVR with the goal of becoming a leading supplier and distributor of high quality point-of-care diagnostic products in Asia. Since its inception, RVR has been capitalized with a combination of the founders' investments, public grants and research support from the National University of Malaysia, the country's premier university. Our partnership with Chembio, and our presence in Malaysia, has positioned RVR for success, and we believe this transaction will create additional growth opportunities in Asia and other markets."

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets each of its DPP® HIV 1/2 Assay, HIV 1/2 STAT-PAK® Assay, and SURE CHECK® HIV 1/2 Assay, with these Chembio brand names, in the U.S. and internationally both directly and through third-party distributors.  The Company's SURE CHECK® HIV 1/2 Assay previously has been exclusively sold in the U.S. as Clearview® Complete HIV 1/2 Assay.
Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.
Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.
Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com